Exhibit 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 155 NORTH WACKER DRIVE CHICAGO, ILLINOIS 60606-1720 —————— TEL: (312) 407-0700 FAX: (312) 407-0411 www.skadden.com	FIRM/AFFILIATE OFFICES —————— BOSTON HOUSTON LOS ANGELES NEW YORK PALO ALTO WASHINGTON, D.C. WILMINGTON
August 8, 2022	—————— BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MUNICH PARIS SÃO PAULO SEOUL SHANGHAI SINGAPORE TOKYO TORONTO

PotlatchDeltic Corporation

601 West First Avenue

Suite 1600

Spokane, Washington 99201

Re: Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to PotlatchDeltic Corporation, a Delaware corporation (“PotlatchDeltic”), in connection with the Agreement and Plan of Merger, dated as of May 29, 2022, by and among PotlatchDeltic; Horizon Merger Sub 2022, LLC, a Delaware limited liability company and wholly owned subsidiary of PotlatchDeltic (“Merger Sub”); CatchMark Timber Trust, Inc., a Maryland corporation (“CatchMark REIT”) and CatchMark Timber Operating Partnership, L.P., a Delaware limited partnership (the “Merger Agreement”), which among other things, provides for the merger (the “Merger”) of CatchMark REIT with and into Merger Sub, with Merger Sub continuing as the surviving entity in the Merger and with holders of shares of common stock of CatchMark REIT receiving, in exchange for such common stock, solely shares of common stock of PotlatchDeltic (other than cash paid in lieu of any fractional shares of PotlatchDeltic common stock that a holder of shares of CatchMark REIT common stock would otherwise have been entitled to receive), as described in the Registration Statement (File No. 333-266076) of PotlatchDeltic, on Form S-4 filed on July 11, 2022, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement,” together with the Merger Agreement, the “Transaction Documents”).

You have requested our opinion regarding PotlatchDeltic’s qualification as a real estate investment trust (a “REIT”) commencing with its taxable year ending December 31, 2006.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Transaction Documents and such other documentation and information provided to us by PotlatchDeltic as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our review, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

PotlatchDeltic Corporation

August 8, 2022

In addition, PotlatchDeltic has provided us with, and we are relying upon, a certificate containing certain factual statements, factual representations and covenants of officers of PotlatchDeltic (the “Officers’ Certificate”) relating to, among other things, the actual and proposed operations of PotlatchDeltic and the entities in which it holds, has held, or will hold following the Merger, a direct or indirect interest (collectively, the “Company”). Although we are not aware of any facts inconsistent with the statements in the Officers’ Certificate, we have not independently verified all of the facts, statements, representations and covenants set forth in the Officers’ Certificate, the Transaction Documents or in any other document. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on PotlatchDeltic’s representation that the facts, statements, representations and covenants presented in the Officers’ Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts and matters addressed in the Officers’ Certificate. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Officers’ Certificate may affect our conclusions set forth herein. Additionally, we have, with your permission, assumed (i) the correctness of the opinion rendered by King & Spalding LLP to CatchMark REIT, dated as of the date hereof, regarding the qualification of CatchMark REIT as a REIT for U.S. federal income tax purposes (the “K&S Opinion”) and that such opinion will be re-delivered on the date of the closing of the Merger as required by Section 8.2(c) of the Merger Agreement, (ii) that the Officer’s Certificate will be re-executed in substantially the same form by appropriate officers of PotlatchDeltic and that we will render our opinion pursuant to Section 8.3(d) of the Merger Agreement, each on the date of the closing of the Merger, and (iii) that the opinion required to be delivered by us under Section 8.2(e) of the Merger Agreement at the closing of the Merger will be delivered and will be correct.

Our opinion is also based on the correctness of the following assumptions: (i) PotlatchDeltic and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which each was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Delaware or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which any of the entities comprising the Company is a party has been and will be implemented, construed and enforced in accordance with its terms, including the Merger Agreement.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court.

Based on and subject to the foregoing, we are of the opinion that, commencing with PotlatchDeltic’s taxable year ending on December 31, 2006, PotlatchDeltic has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date hereof has enabled, and its proposed method of operation will enable, it to continue to meet the requirements for qualification and taxation as a REIT. As noted in the Registration Statement, PotlatchDeltic’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and the diversity of its stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of PotlatchDeltic’s operations for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the filing of the Registration Statement relating to the Merger and may not be relied upon by any other person without our prior written consent. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. As required by the Merger Agreement, it is a condition to the closing of the Merger that another opinion of counsel be delivered at such time regarding the matter described in our opinion above.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “Questions and Answers,” “The Mergers,” “Material United States Federal Income Tax Consequences of the Company Merger,” “Conditions to Completion of the Mergers,” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP